Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALAUNOS THERAPEUTICS, INC.

___________________________________

Alaunos Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.
The name of the corporation is: Alaunos Therapeutics, Inc.

2.
The name under which the Corporation originally incorporated was: EasyWeb, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was May 16, 2005. The date of filing of its Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was January 31, 2024 (as amended, the “Existing Certificate”).

2. The Board of Directors of the Corporation duly adopted resolutions proposing to amend and restate the Existing Certificate in its entirety in the form set forth on Exhibit 1, attached hereto, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the officers of the Corporation to solicit the approval of the stockholders therefor.

3. This Second Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s Existing Certificate, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law.

4. The Existing Certificate is hereby amended and restated in its entirety, as set forth on Exhibit 1, attached hereto.

5. This Third Amended and Restated Certificate of Incorporation shall be effective as of 5:00 p.m., Eastern Time, on July 17, 2024.

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IN WITNESS WHEREOF, this Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by its Interim Chief Executive Officer this 17th day of July, 2024.

ALAUNOS THERAPEUTICS, INC.

By:	/s/ Dale Curtis Hogue, Jr.
Name:	Dale Curtis Hogue, Jr.
Title:	Interim Chief Executive Officer

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EXHIBIT 1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALAUNOS THERAPEUTICS, INC.

1. Name. The name of the corporation is Alaunos Therapeutics, Inc. (the “Corporation”).

2. Address; Registered Office and Agent. The address of the Corporation’s registered office is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The Corporation’s registered agent is the Corporation Service Company. The Corporation may from time to time, in the manner provided by law, change the registered agent and the registered office within the State of Delaware. The Corporation may also maintain offices for the conduct of its business, either within or without the State of Delaware.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

4. Number of Shares. The total number of shares of all classes of stock that the Corporation shall have the authority to issue is [XX] shares, consisting of: [] shares of common stock, $0.001 par value per share (the “Common Stock”), and Thirty Million (30,000,000) shares of preferred stock, $0.001 par value per share (the “Preferred Stock”).

Pursuant to the Delaware General Corporation Law, upon the filing and effectiveness (the “Effective Time”) of this Second Amended and Restated Certificate of Incorporation, each ten (10), inclusive shares of Common Stock issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall be combined into one validly issued, fully paid and non-assessable share of Common Stock, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares shall be issued and, in lieu thereof, any holder who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest) in lieu of such fractional share interest, upon the submission of a transmission letter by a holder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the holder’s Old Certificates (as defined below), in an amount equal to such fraction multiplied by the closing sales price of the Corporation’s Common Stock as reported on the Nasdaq Capital Market on the trading day immediately preceding the date of the Effective Time. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (each, an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above. As soon as practicable following the Effective Time, the Corporation will notify its stockholders holding shares of Common Stock in certificated form to transmit their Old Certificates to the transfer agent, and the Corporation will cause the transfer agent to issue new certificates representing the appropriate number of whole shares of Common Stock following the Reverse Stock Split for every one share of Common Stock transmitted and held of record as of the Effective Time.

The Preferred Stock may be divided into, and may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is authorized from time to time to establish and designate any such series of Preferred Stock, to fix and determine the variations in the relative rights, preferences, privileges and restrictions as between and among such series and any other class of capital stock of the Corporation and any series thereof, and to fix or alter the number of shares comprising any such series and the designation thereof. The authority of the Board from time to time with respect to each such series shall include, but not be limited to, determination of the following:

a. The designation of the series;

b. The number of shares of the series and (except where otherwise provided in the creation of the series) any subsequent increase or decrease therein;

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c. The dividends, if any, for shares of the series and the rates, conditions, times and relative preferences thereof;

d. The redemption rights, if any, and price or prices for shares of the series;

e. The terms and amounts of any sinking fund provided for the purchase or redemption of the series;

f. The relative rights of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

g. Whether the shares of the series shall be convertible into shares of any other class or series of shares of the Corporation, and, if so, the specification of such other class or series, the conversion prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

h. The voting rights, if any, of the holders of such series; and

i. Such other designations, powers, preference and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof.

5. Election of Directors. Unless and except to the extent that the by-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

6. Limitation of Liability. To the fullest extent permitted under the General Corporation Law, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

7. Indemnification.

7.1. Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (an “Other Entity”), including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 7.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

7.2. Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 7 or otherwise.

7.3. Claims. If a claim for indemnification or advancement of expenses under this Article 7 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the

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burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

7.4. Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 7 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

7.5. Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of an Other Entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such Other Entity.

7.6. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article 7 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

7.7. Other Indemnification and Prepayment of Expenses. This Article 7 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

8. Adoption, Amendment and/or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter and repeal the By-laws, subject to the power of the stockholders of the Corporation to alter or repeal any By-law whether adopted by them or otherwise.

9. Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Second Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 12345261-3" "" 12345261-3